Exhibit 99.1

NEWS RELEASE

For More Information Contact:
Rodney L. Underdown (913-344-9395)	Peggy Landon (913-344-9315)
Chief Financial Officer	Director of Investor Relations and
Corporate Communications

Compass Minerals Announces Board of Directors Changes

OVERLAND PARK, Kan. (August 10, 2011) The board of directors of Compass Minerals (NYSE: CMP) announced today that it has accepted the resignation from the board of Timothy R. Snider and named Eric Ford, executive vice president and chief operating officer of Peabody Energy, as his replacement.  Mr. Ford will serve as a Class I director with a term expiring at the 2013 Annual Meeting of Stockholders.

“Tim Snider has been an extremely valuable member of our board.  We thank him for his more than five years of wise guidance and wish him success as he continues to pursue new opportunities in the mining industry he knows so well,” said Angelo Brisimitzakis, Compass Minerals president and CEO.

“At the same time, we are pleased and excited to welcome Eric Ford to our board.  His extensive experience in mining engineering, safety and management makes him an ideal successor to Tim,” Dr. Brisimitzakis said.

Mr. Ford, 56, became executive vice president and chief operating officer of Peabody Energy Corp., the world’s largest private-sector coal company, in March 2007.  He has executive responsibility for the company’s global mining operations, along with areas of safety, operations planning, and project development.

Prior to joining Peabody, he served as chief executive officer of Anglo Coal Australia Pty Ltd.  Ford held a series of increasingly complex operating assignments at Anglo, including chief executive officer of Anglo American's joint venture coal mining operation in Colombia and executive director of operations of Anglo Platinum Corp. Ltd. He holds a masters degree in management science from Imperial College in London, England, as well as a Bachelor of Science degree in mining engineering from the University of the Witwatersrand in Johannesburg, South Africa.

Mr. Ford will serve on the board’s compensation and environmental, health and safety committees.

About Compass Minerals

Based in the Kansas City metropolitan area, Compass Minerals is a leading producer of minerals, including salt, sulfate of potash specialty fertilizer and magnesium chloride.  The company provides highway deicing salt to customers in North America and the United Kingdom and specialty fertilizer to growers worldwide.  Compass Minerals also produces consumer deicing and water conditioning products, ingredients used in consumer and commercial foods, and other mineral-based products for consumer, agricultural and industrial applications.  Compass Minerals also provides records management services to businesses throughout the U.K.